Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No 333-162732) pertaining to the Omeros Corporation 2008 Equity Incentive Plan, the Omeros Corporation Second Amended And Restated 1998 Stock Option Plan, the Nura, Inc. 2003 Stock Option Plan, the Omeros Corporation Stock Option Grant to Gregory A. Demopulos, M.D., and the Omeros Corporation Stock Option Grant to Pamela Pierce Palmer, M.D., Ph.D.,

(2)	Registration Statement (Form S-8 No 333-165861) pertaining to the Omeros Corporation 2008 Equity Incentive Plan,

(3)	Registration Statement (Form S-8 No 333-172905) pertaining to the Omeros Corporation 2008 Equity Incentive Plan,

(4)
Registration Statement (Form S-3 No 333-169856) and related Prospectus of Omeros Corporation pertaining to the registration of $100,000,000 of common stock, preferred stock, debt securities, depository shares, warrants, or units,

(5)	Registration Statement (Form S-8 No 333-180216) pertaining to the Omeros Corporation 2008 Equity Incentive Plan,

(6)	Registration Statement (Form S-8 No 333-187344) pertaining to the Omeros Corporation 2008 Equity Incentive Plan, and

(7) Registration Statement (Form S-3 No 333-191779) and related Prospectus of Omeros Corporation pertaining to the registration of $100,000,000 of common stock, preferred stock, debt securities, depository shares, warrants, subscription rights, or units.

of our reports dated March 13, 2014, with respect to the consolidated financial statements of Omeros Corporation and the effectiveness of internal control over financial reporting of Omeros Corporation included in this Annual Report (Form 10-K) of Omeros Corporation for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Seattle, Washington
March 13, 2014